Exhibit 99.1

News Release

Media Contacts:	Steve Cragle	Investor Contacts:	Joe Romanelli
	(908) 423-3461		(908) 423-5185

	Lainie Keller		Justin Holko
	(908) 236-5036		(908) 423-5088

Merck Announces Third-Quarter 2014 Financial Results

•                  Third-Quarter 2014 Non-GAAP EPS of $0.90, Excluding Certain Items, and GAAP EPS of $0.31

•                  Narrows 2014 Full-Year Non-GAAP EPS Target to $3.46 to $3.50, Excluding Certain Items; Updates 2014 Full-Year GAAP EPS Target to $4.06 to $4.29; Now Expects 2014 Full-Year Revenues to be Between $42.4 Billion and $42.8 Billion

•                  Generated Worldwide Sales of $10.6 Billion, a Decrease of 4 Percent, Reflecting Unfavorable Impact of Divested Products, Patent Expiries and Decline in Sales of Hepatitis C Products

•                  Increased Sales of Acute Care, Immunology, Diabetes and Animal Health Products

•                  FDA Approved KEYTRUDA for the Treatment of Advanced Melanoma in Patients Who Have Progressed after Other Therapies and BELSOMRA for the Treatment of Insomnia

•                  KEYTRUDA Received Breakthrough Therapy Designation from the FDA for Patients with Advanced Non-Small Cell Lung Cancer Who Have Progressed Following Platinum-Containing Chemotherapy

WHITEHOUSE STATION, N.J., Oct. 27, 2014 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2014.

$ in millions, except EPS amounts	Third Quarter 2014	Third Quarter 2013
Sales	$10,557	$11,032
GAAP EPS	0.31	0.38
Non-GAAP EPS that excludes items listed below[1]	0.90	0.92
GAAP Net Income[2]	895	1,124
Non-GAAP Net Income that excludes items listed below[1,2]	2,617	2,729

1  Merck is providing certain 2014 and 2013 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2  Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the third quarter of $0.90 exclude acquisition- and divestiture-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow. Year-to-date results can be found in the attached tables.

$ in millions, except EPS amounts	Third Quarter 2014	Third Quarter 2013
EPS
GAAP EPS	$0.31	$0.38
Difference[3]	0.59	0.54
Non-GAAP EPS that excludes items listed below[1]	$0.90	$0.92

Net Income
GAAP net income[2]	$895	$1,124
Difference	1,722	1,605
Non-GAAP net income that excludes items listed below[1,2]	$2,617	$2,729

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,659	$1,196
Restructuring costs	612	967
Additional year of health care reform fee	193	—
Gain on divestiture of certain ophthalmic products	(396)	—
Other	5	—
Net decrease (increase) in income before taxes	2,073	2,163
Income tax (benefit) expense[5]	(295)	(558)
Acquisition- and divestiture-related costs attributable to non-controlling interests	(56)	—
Decrease (increase) in net income[2]	$1,722	$1,605

“Last October, we launched a multi-year initiative to transform Merck and build a platform for sustained, future growth,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “One year later, we delivered solid third-quarter results and are making steady progress in our transformation, including divesting non-core assets, reducing our expense base and investing in our promising new product launches and pipeline.”

3  Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4  Includes expenses of $1.0 billion and $1.2 billion in the third quarter of 2014 and 2013, respectively, for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges of $541 million in the third quarter of 2014. Also includes merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.

5 Includes the estimated tax impact on the reconciling items.

Select Revenue Highlights

Worldwide sales were $10.6 billion for the third quarter of 2014, a decrease of 4 percent compared with the third quarter of 2013, including a 1 percent positive impact from foreign exchange. The decline includes $425 million of lower sales due to divestitures and the termination of the joint venture with AstraZeneca (AZ).

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	Third Quarter 2014	Third Quarter 2013	Change	Change Ex-exchange
Total Sales	$10,557	$11,032	-4%	-5%
Pharmaceutical	9,134	9,475	-4%	-4%
JANUVIA/JANUMET	1,439	1,369	5%	5%
ZETIA/VYTORIN	1,028	1,059	-3%	-3%
REMICADE	604	574	5%	3%
GARDASIL	590	665	-11%	-11%
PROQUAD, M-M-R II and VARIVAX	421	421	0%	0%
ISENTRESS	412	427	-3%	-3%
NASONEX	261	297	-12%	-12%
SINGULAIR	218	280	-22%	-20%
Animal Health	885	800	11%	10%
Consumer Care	401	443	-9%	-9%
Other Revenues	137	314	-56%	-71%

Pharmaceutical Revenue Performance

Third-quarter pharmaceutical sales declined 4 percent to $9.1 billion. Expected declines occurred due to the ongoing impact of product divestitures, as well as the loss of market exclusivity for certain products, including TEMODAR (temozolomide) and SINGULAIR (montelukast sodium). Also contributing to the decline were lower sales from the hepatitis franchise of VICTRELIS (boceprevir) and PEGINTRON (peginterferon alfa-2b) as a result of increased competition, as well as of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16, and 18) Vaccine, Recombinant]. These declines were partially offset by growth in the global acute care franchise, including NOXAFIL (posaconazole) and BRIDION (sugammadex); the diabetes franchise of JANUVIA (sitagliptin)/JANUMET (sitagliptin and metformin HCI); REMICADE (infliximab); SIMPONI (golimumab); and DULERA (mometasone furoate and formoterol fumarate dihydrate).

Combined sales of JANUVIA and JANUMET, medicines that help lower blood sugar levels in adults with type 2 diabetes, grew 5 percent to $1.4 billion in the third quarter. The growth reflects higher sales in the United States and Europe, which were partially offset by price reductions in Japan.

Combined sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, declined 3 percent to $1.0 billion in the third quarter, driven by lower sales in the United States.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, grew 11 percent to $774 million in the third quarter, including a 2 percent positive impact from foreign exchange. Over the last 12 months, SIMPONI has been the fastest growing anti-TNF agent in all countries where marketed by Merck.

Merck’s sales of GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus, were $590 million, a decrease of 11 percent for the third quarter. The results reflect lower purchases in the U.S. public sector.

Worldwide sales of ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, decreased 3 percent to $412 million in the third quarter. The decline reflects lower sales in the United States, partially offset by growth in Europe.

On Sept. 4, 2014, the U.S. Food and Drug Administration (FDA) granted accelerated approval of KEYTRUDA (pembrolizumab), the first approved anti-PD-1 therapy in the United States. KEYTRUDA has been approved for the treatment of patients with unresectable or metastatic melanoma and disease progression following ipilimumab and, if BRAF V600 mutation positive, a BRAF inhibitor. Within a few days of approval, initial orders shipped, and the Merck team has already reached more than 75 percent of key physicians. Merck believes there are currently approximately 1,200 patients who may be eligible for KEYTRUDA, based on the product’s label, and to date, approximately 900 patients are being treated with KEYTRUDA.

Animal Health Revenue Performance

Animal Health sales totaled $885 million for the third quarter of 2014, an increase of 11 percent compared with the third quarter of 2013, including a 1 percent positive impact due to foreign exchange. Growth was driven by increases across all species. In companion animals, growth was supported by ongoing launches in Europe and the United States of BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks. Growth was partially offset by the loss of sales of ZILMAX (zilpaterol hydrochloride), a feed supplement for beef cattle. The company decided last year to voluntarily suspend sales of ZILMAX in the United States and Canada. Excluding the impact of the ZILMAX sales suspension, Animal Health sales increased 14 percent in the third quarter.

Consumer Care Revenue Performance

Third-quarter global sales of Consumer Care products were $401 million, a decline of 9 percent compared to the third quarter of 2013. As previously announced, Merck completed the sale of its Consumer Care business to Bayer AG on Oct. 1, 2014.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — decreased 56 percent to $137 million compared to the third quarter of 2013. The decrease was driven primarily by the loss of revenue from AZ recorded by Merck, which was $220 million in the third quarter of 2013. On June 30, 2014, AZ exercised its option to buy the company’s interest in a subsidiary and, through it, the company’s interest in Nexium and Prilosec. As of July 1, 2014, Merck no longer records equity income from AZ and supply sales to AZ have ended. The decline in other revenues also reflects $50 million of lower third-party manufacturing sales, primarily driven by the divestiture of a substantial portion of this business in 2013.

Third-Quarter Expense and Other Information

The costs detailed below totaled $9.2 billion on a GAAP basis during the third quarter of 2014 and include $2.4 billion of acquisition- and divestiture-related costs, restructuring costs and certain other items.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[1]
Third Quarter 2014
Materials and production	$4,223	$1,420	$87	$—	$2,716
Marketing and administrative	2,975	110	68	193	2,604
Research and development	1,659	36	81	—	1,542
Restructuring costs	376	—	376	—	—

Third Quarter 2013
Materials and production	$4,104	$1,176	$57	$—	$2,871
Marketing and administrative	2,803	20	31	—	2,752
Research and development	1,660	—	9	—	1,651
Restructuring costs	870	—	870	—	—

The gross margin was 60.0 percent for the third quarter of 2014 compared to 62.8 percent for the third quarter of 2013, reflecting 14.3 and 11.2 unfavorable percentage point impacts, respectively, from the acquisition- and divestiture-related costs, and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $2.6 billion in the third quarter of 2014, a decrease primarily due to productivity measures from $2.8 billion in the same period of 2013.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.5 billion in the third quarter of 2014, a decrease from $1.7 billion in the third quarter of 2013. The decline reflects targeted cost reductions and lower clinical development spending resulting from portfolio prioritization.

Other (income) expense, net, was $142 million of income in the third quarter of 2014 compared to $172 million of expense in the third quarter of 2013. The third quarter of 2014 includes a gain of $396 million on the divestiture of certain ophthalmic products in several international markets, partially offset by a $93 million goodwill impairment charge related to the company’s joint venture with Supera Farma Laboratorios S.A. in Brazil.

The GAAP effective tax rate of 43.5 percent for the third quarter of 2014 reflects the impacts of acquisition- and divestiture-related costs, restructuring costs and certain other items, including an additional year of expense related to the non-tax deductible health care reform fee. The non-GAAP effective tax rate, which excludes these items, was 26.5 percent for the quarter.

Key Developments

•                  The FDA granted accelerated approval of KEYTRUDA on Sept. 4, 2014, for the treatment of advanced melanoma in patients who have progressed after other therapies.

•                  As announced earlier today, KEYTRUDA received Breakthrough Therapy Designation from the FDA for patients with advanced non-small cell lung cancer who have progressed following platinum-containing chemotherapy.

•                  Interim data in five tumor types exploring investigational uses of KEYTRUDA was presented at the 2014 European Society for Medical Oncology 2014 Congress.

•                  On Aug. 13, 2014, the FDA approved BELSOMRA (suvorexant) for the treatment of adults with insomnia who have difficulty falling asleep and/or staying asleep.

•                  Merck completed the sale of its Consumer Care business to Bayer AG on Oct. 1, 2014. As previously announced, the companies have entered into a worldwide collaboration to develop and commercialize soluble guanylate cyclase modulators. The collaboration includes Bayer’s Adempas (riociguat), which is approved to treat pulmonary arterial hypertension and chronic thromboembolic pulmonary hypertension.

•                  On Aug. 5, 2014, Merck completed its acquisition of Idenix Pharmaceuticals, Inc. to expand its portfolio of investigational therapies for hepatitis C.

•                  On Oct. 15, 2014, the company announced that it accepted for purchase $1.8 billion in principal amount of eight series of notes as part of a previously announced tender offer. In addition, the company intends to redeem its $1.0 billion 4% Notes due 2015 and its $1.0 billion 6% Senior Notes due 2017. As a result of these transactions, Merck expects to record a pre-tax charge of approximately $650 million in the fourth quarter of 2014, which will be excluded from non-GAAP results.

For a full listing of company developments that occurred in the third quarter of 2014, visit the newsroom at www.merck.com.

Financial Outlook

Merck has narrowed its full-year 2014 non-GAAP EPS range to be between $3.46 and $3.50. The range excludes acquisition- and divestiture-related costs and costs related to restructuring programs, as well as certain other items. Merck now expects the company’s full-year 2014 GAAP EPS range to be between $4.06 and $4.29.

At current exchange rates, Merck now anticipates full-year 2014 revenues to be between $42.4 billion and $42.8 billion.

In addition, the company continues to expect full-year 2014 non-GAAP marketing and administrative and R&D expenses will be below 2013 levels. In the fourth quarter of 2014, the company anticipates R&D expenses will be higher than the fourth quarter of 2013 due to timing of certain programs. The company continues to anticipate its full-year 2014 non-GAAP tax rate will be in the range of 24 to 26 percent, not including a 2014 R&D tax credit.

A reconciliation of anticipated 2014 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2014
GAAP EPS	$4.06 to $4.29
Difference[3]	(0.60) to (0.79)
Non-GAAP EPS that excludes items listed below	$3.46 to $3.50

Acquisition- and divestiture-related costs	$5,700 to $5,500
Restructuring costs	1,700 to 1,500
Loss on extinguishment of debt	675 to 625
Additional year of health care reform fee	193
Gain on AZ option exercise	(741)
Gain on divestiture of certain ophthalmic products	(490) to (510)
Gain on sale of Merck Consumer Care	(11,000) to (11,300)
Net decrease (increase) in income before taxes	(3,963) to (4,733)
Estimated income tax (benefit) expense	2,250 to 2,475
Decrease (increase) in net income	(1,713) to (2,258)
Acquisition- and divestiture-related costs attributable to non-controlling interests	(56)
Decrease (increase) in net income[2]	($1,769) to ($2,314)

Total Employees

As of Sept. 30, 2014, Merck had approximately 71,000 employees worldwide. In addition, the company’s joint ventures in China and Brazil, which are included in the consolidated results of Merck, had about 1,200 employees.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 5243903. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 5243903. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

				GAAP
	GAAP			Sep YTD	Sep YTD
	3Q14	3Q13	% Change	2014	2013	% Change
Sales	$10,557	$11,032	-4%	$31,755	$32,713	-3%

Costs, Expenses and Other
Materials and production (1)	4,223	4,104	3%	13,019	12,347	5%
Marketing and administrative (1)	2,975	2,803	6%	8,681	8,929	-3%
Research and development (1)	1,659	1,660	—	4,897	5,668	-14%
Restructuring costs (2)	376	870	-57%	664	1,144	-42%
Equity income from affiliates (3)	(24)	(102)	-76%	(241)	(351)	-31%
Other (income) expense, net (1) (4)	(142)	172	*	(737)	656	*
Income Before Taxes	1,490	1,525	-2%	5,472	4,320	27%
Income Tax Provision	648	375		865	618
Net Income	842	1,150	-27%	4,607	3,702	24%
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(53)	26		3	79
Net Income Attributable to Merck & Co., Inc.	$895	$1,124	-20%	$4,604	$3,623	27%
Earnings per Common Share Assuming Dilution	$0.31	$0.38	-18%	$1.57	$1.20	31%

Average Shares Outstanding Assuming Dilution	2,911	2,960		2,942	3,007
Tax Rate (5)	43.5%	24.6%		15.8%	14.3%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Reflects the performance of the company’s joint ventures and other equity method affiliates, including the Sanofi Pasteur MSD partnership, as well as the AstraZeneca LP partnership until its termination on June 30, 2014.

(4) Other (income) expense, net in the third quarter and first nine months of 2014 includes a gain of $396 million on the divestiture of certain ophthalmic products in several international markets, partially offset by a $93 million goodwill impairment charge related to the company’s joint venture with Supera Farma Laboratorios S.A. Other (income) expense, net in the first nine months of 2014 also includes a gain of $741 million related to AstraZeneca’s option exercise and net gains of $168 million related to the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary. Other (income) expense, net in the first nine months of 2013 reflects approximately $140 million of exchange losses as a result of a Venezuelan currency devaluation.

(5) The effective income tax rate for the first nine months of 2014 reflects a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter of 2014.

The effective income tax rate for the first nine months of 2013 reflects net benefits from the settlements of certain federal income tax issues, reductions in tax reserves upon expiration of applicable statute of limitations and the favorable impact of tax legislation enacted in the first quarter of 2013.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal		Non-GAAP
Sales	$10,557						$10,557

Costs, Expenses and Other
Materials and production	4,223	1,420	87		1,507		2,716
Marketing and administrative	2,975	110	68	193	371		2,604
Research and development	1,659	36	81		117		1,542
Restructuring costs	376		376		376		—
Equity income from affiliates	(24)						(24)
Other (income) expense, net	(142)	93		(391)	(298)		156
Income Before Taxes	1,490	(1,659)	(612)	198	(2,073)		3,563
Taxes on Income	648				(295	)(4)	943
Net Income	842				(1,778)		2,620
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(53)	(56)			(56)		3
Net Income Attributable to Merck & Co., Inc.	$895				$(1,722)		$2,617
Earnings per Common Share Assuming Dilution	$0.31						$0.90

Average Shares Outstanding Assuming Dilution	2,911						2,911
Tax Rate	43.5%						26.5%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $1.0 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $412 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges primarily related to the company’s joint venture with Supera. Amount included in other (income) expense, net represents a goodwill impairment charge related to the joint venture with Supera. Amount included in net (loss) income attributable to non-controlling interests represents the portion of intangible asset and goodwill impairment charges related to the joint venture with Supera that are attributable to non-controlling interests.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Amount included in marketing and administrative expenses represents an additional year of expense related to the healthcare reform fee in accordance with final regulations issued in the third quarter by the Internal Revenue Service. Included in other (income) expenese, net is a $396 million gain on the divestiture of certain ophthalmic products in several international markets.

(4) Represents the estimated tax impact on the reconciling items.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal		Non-GAAP

Sales	$31,755						$31,755

Costs, Expenses and Other
Materials and production	13,019	4,270	377		4,647		8,372
Marketing and administrative	8,681	153	143	193	489		8,192
Research and development	4,897	36	175		211		4,686
Restructuring costs	664		664		664		—
Equity income from affiliates	(241)						(241)
Other (income) expense, net	(737)	93		(1,132)	(1,039)		302
Income Before Taxes	5,472	(4,552)	(1,359)	939	(4,972)		10,444
Taxes on Income	865				(1,809	)(4)	2,674
Net Income	4,607				(3,163)		7,770
Less: Net Income (Loss) Attributable to Noncontrolling Interests	3	(56)			(56)		59
Net Income Attributable to Merck & Co., Inc.	$4,604				$(3,107)		$7,711
Earnings per Common Share Assuming Dilution	$1.57						$2.62

Average Shares Outstanding Assuming Dilution	2,942						2,942
Tax Rate	15.8%						25.6%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $3.2 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $1.1 billion of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges primarily related to the company’s joint venture with Supera. Amount included in other (income) expense, net is a goodwill impairment charge related to the joint venture with Supera. Amount included in net income (loss) attributable to non-controlling interests represents the portion of intangible asset and goodwill impairment charges related to the joint venture with Supera that are attributable to non-controlling interests.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Amount included in marketing and administrative expenses represents an additional year of expense related to the healthcare reform fee in accordance with final regulations issued in the third quarter by the Internal Revenue Service. Included in other (income) expense, net is a $396 million gain on the divestiture of certain ophthalmic products in several international markets and a $741 million net gain related to AstraZeneca’s option exercise.

(4) Represents the estimated tax impact on the reconciling items, including a net benefit of approximately $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2014				2013						% Change	% Change
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	3Q	Sep YTD
TOTAL SALES (1)	$10,264	$10,934	$10,557	$31,755	$10,671	$11,010	$11,032	$32,713	$11,319	$44,033	-4	-3
PHARMACEUTICAL	8,451	9,087	9,134	26,672	8,891	9,310	9,475	27,677	9,760	37,437	-4	-4

Primary Care and Women’s Health
Cardiovascular
Zetia	611	717	660	1,988	629	650	662	1,941	716	2,658		2
Vytorin	361	417	369	1,146	394	417	396	1,207	436	1,643	-7	-5

Diabetes
Januvia / Janumet	1,334	1,577	1,439	4,350	1,293	1,547	1,369	4,208	1,624	5,833	5	3

General Medicine & Women’s Health
NuvaRing	168	178	186	531	151	171	170	492	193	686	9	8
Implanon / Nexplanon	102	119	158	379	84	102	96	282	120	403	65	34
Dulera	102	103	124	328	68	79	82	229	95	324	51	43
Follistim AQ	110	102	97	309	122	134	124	380	101	481	-22	-19

Hospital and Specialty
Hepatitis
Peglntron	112	103	84	300	126	142	104	372	124	496	-19	-19
Victrelis	59	46	27	132	110	116	121	347	81	428	-78	-62

HIV
Isentress	390	453	412	1,255	362	412	427	1,201	442	1,643	-3	4

Acute Care
Cancidas	166	156	183	505	162	163	151	477	183	660	21	6
Invanz	114	134	141	390	110	120	130	360	128	488	9	8
Noxafil	74	98	107	280	65	71	75	212	98	309	42	32
Bridion	73	82	90	245	63	69	75	206	82	288	20	19
Primaxin	71	81	91	243	84	85	88	256	79	335	4	-5

Immunology
Remicade	604	607	604	1,815	549	527	574	1,651	620	2,271	5	10
Simponi	157	174	170	500	108	120	126	354	146	500	35	41

Other
Cosopt / Trusopt	99	100	34	232	105	103	104	313	103	416	-68	-26

Oncology
Emend	122	144	136	402	116	135	123	373	134	507	11	8
Temodar	83	93	88	264	216	219	162	596	111	708	-46	-56

Diversified Brands
Respiratory
Nasonex	312	258	261	830	385	325	297	1,008	327	1,335	-12	-18
Singulair	271	284	218	773	337	281	280	898	298	1,196	-22	-14
Clarinex	62	69	49	180	61	64	54	180	55	235	-10

Other
Cozaar / Hyzaar	205	214	195	614	267	255	238	760	246	1,006	-18	-19
Arcoxia	128	141	132	400	121	121	112	354	131	484	18	13
Fosamax	123	121	114	358	137	144	140	421	139	560	-19	-15
Propecia	74	58	66	197	68	67	71	206	77	283	-7	-4
Zocor	64	69	61	194	82	74	65	221	79	301	-6	-12
Remeron	50	40	47	137	52	53	44	150	56	206	7	-8

Vaccines
Gardasil	383	409	590	1,382	390	383	665	1,438	394	1,831	-11	-4
ProQuad, M-M-R II and Varivax	280	326	421	1,027	272	339	421	1,032	273	1,306		-1
RotaTeq	169	147	174	490	162	144	201	507	129	636	-14	-3
Zostavax	142	156	181	479	168	141	185	494	264	758	-2	-3
Pneumovax 23	101	102	197	400	111	108	193	412	241	653	2	-3

Other Pharmaceutical (2)	1,175	1,209	1,228	3,617	1,361	1,430	1,350	4,139	1,435	5,570	-9	-13

ANIMAL HEALTH	813	872	885	2,569	840	851	800	2,491	871	3,362	11	3

CONSUMER CARE (3)	546	583	401	1,531	571	490	443	1,504	390	1,894	-9	2
Claritin OTC	170	153	110	433	177	78	123	379	92	471	-11	14

Other Revenues (4)	454	392	137	983	369	359	314	1,041	298	1,340	-56	-5
Astra	147	316	1	465	262	245	220	727	193	920	-99	-36

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $98 million, $76 million and $116 million for the first, second and third quarters of 2014, respectively. Other Vaccines sales included in Other Pharmaceutical were $53 million, $86 million, $127 million, and $101 million for the first, second, third, and fourth quarters of 2013, respectively.

(3) The decrease in Consumer Care sales in the second quarter and full year of 2013 resulted from the termination in China of distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On October 1, 2013, the company divested a substantial portion of its third-party manufacturing sales. On June 30, 2014, AstraZeneca exercised its option to buy Merck’s interest in a subsidiary and through it, Merck’s interest in Nexium and Prilosec. As a result, the company no longer records supply sales for these products. Other revenues in the first quarter and September YTD 2014 include $232 million of revenue recognized in connection with the sale of U.S. Saphris rights. In addition, Other revenues in the fourth quarter and full year of 2013 reflect $50 million of revenue for the out-license of a pipeline compound.